Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Veeco Instruments Inc.:

We consent to the use of our reports dated February 25, 2016, with respect to the consolidated balance sheet of Veeco Instruments Inc. and subsidiaries as of December 31, 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the year then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference herein.

/s/ KPMG LLP

Melville, New York
June 2, 2016